FOR IMMEDIATE RELEASE                                Contact:
                                                     Samuel Cypert
                                                     313-792-6646








                           MASCO CORPORATION REPORTS
                   RECORD SECOND QUARTER SALES AND EARNINGS,
                    UPDATES EARNINGS GUIDANCE AND ANNOUNCES
                     INTENT TO INCREASE QUARTERLY DIVIDEND




         Taylor, Michigan (August 6, 2003) -- Masco Corporation (NYSE:MAS) today reported that net sales for the second quarter ended June 30, 2003, aided by acquisitions, increased 20 percent to a record $2.8 billion, compared with $2.3 billion for the second quarter of 2002. Net income for the quarter increased seven percent to a record $229.6 million compared with $214.3 million for the 2002 second quarter. Earnings per common share also increased seven percent to $.46 compared with $.43 per common share for the 2002 second quarter.

         Although a record quarter, operating profit margins in 2003 have been negatively impacted by sales being somewhat lower than expected due to adverse weather conditions in certain markets, by higher energy, insurance and pension costs and by a non-cash charge resulting from a system failure during efforts to convert to a new business system at one of the Company's European operations.

         Masco Chairman and CEO Richard A. Manoogian commented, "Given the current economic environment, we are pleased with our performance in the second quarter and expect the second half of 2003 to be even stronger than the first half. If present positive sales and economic trends continue, the Company believes that third quarter earnings per common share should approximate $.48 to $.51 and continues to expect to achieve record sales and earnings for 2003 with full-year earnings in a range of $1.68 to $1.72 per common share, modestly higher than the Company's previous guidance."

         Masco also announced that it is the present intent of the Company's Board of Directors to increase the quarterly dividend in the fourth quarter by 14 percent from $.14 to $.16 per common share. The new quarterly dividend reflects the Company's favorable long-term outlook, strong balance sheet and cash flow and recent tax law changes, and would make this the 45th consecutive year in which dividends have been increased.

         Headquartered in Taylor, Michigan, Masco Corporation is one of the world's leading manufacturers of home improvement and building products as well as a leading provider of services that include the installation of insulation and other building products.




         A conference call regarding the Company's second quarter 2003 sales and earnings is scheduled for Wednesday, August 6, 2003 at 11:00 a.m. ET. Participants in the call are asked to register five to ten minutes prior to the scheduled start time by dialing (719) 457-2661 (confirmation #375048). The conference call will be webcast simultaneously on the Company's website at www.masco.com and supplemental material, including the financial data referred to on the call and a reconciliation of all non-GAAP information provided on the call, will also be available on the website. A replay of the call will be available on Masco's website or by phone by dialing (719) 457-0820 (replay access code #375048) approximately two hours after the end of the call and will continue through August 12, 2003.

         Masco Corporation's press releases and other information are available through the Company's toll free number, 1-888-MAS-NEWS, or you may visit Masco's website at www.masco.com.


                                    # # # #







Statements contained herein may include certain forward-looking statements regarding Masco's future sales, earnings growth potential and other developments. Actual results may vary materially because of external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. Additional information about our products, markets and conditions, which could affect our future performance, is contained in the Company's filings with the Securities and Exchange Commission and is available on Masco's website at www.masco.com.

                        MASCO CORPORATION REPORTS RECORD
                        SECOND QUARTER SALES AND EARNINGS



                                                                                    Amounts are in thousands, except per share data.

                                                                           Three Months Ended                Six Months Ended
                                                                                June 30                           June 30
                                                                     ----------------------------      ----------------------------
                                                                         2003             2002             2003             2002
                                                                     -----------      -----------      -----------      -----------
Net Sales                                                             $2,787,650       $2,314,000       $5,285,950       $4,414,000

Cost of Sales                                                          1,934,360        1,549,650        3,678,900        3,003,700
                                                                     -----------      -----------      -----------      -----------

     Gross Profit                                                        853,290          764,350        1,607,050        1,410,300

Selling, General And
     Administrative Expenses                                             464,280          369,250          916,660          724,600

(Income) Regarding Litigation Settlement                                   ---              ---            (13,520)           ---
                                                                     -----------      -----------      -----------      -----------

     Operating Profit                                                    389,010          395,100          703,910          685,700

Other Income (Expense), net                                              (33,620)         (70,400)         (88,670)        (133,400)
                                                                     -----------      -----------      -----------      -----------

     Income before Income Taxes, Minority
           Interest and Cumulative Effect of
           Accounting Change, net                                        355,390          324,700          615,240          552,300

Income Taxes                                                             123,700          110,400          214,100          187,800
                                                                     -----------      -----------      -----------      -----------

     Income before Minority Interest and Cumulative
           Effect of Accounting Change, net                              231,690          214,300          401,140          364,500

Minority Interest                                                          2,140            ---              5,790            ---
                                                                     -----------      -----------      -----------      -----------

     Income before Cumulative Effect of Accounting Change, net           229,550          214,300          395,350          364,500

Cumulative Effect of Accounting Change, net                                ---              ---              ---            (92,400)
                                                                     -----------      -----------      -----------      -----------

     Net Income                                                         $229,550         $214,300         $395,350         $272,100
                                                                     ===========      ===========      ===========      ===========


Earnings Per Common Share (Diluted):
     Income before Cumulative Effect of Accounting Change, net             $0.46            $0.43            $0.79            $0.74

     Cumulative Effect of Accounting Change, net                           ---              ---              ---              (0.19)
                                                                     -----------      -----------      -----------      -----------

     As Reported                                                           $0.46            $0.43            $0.79            $0.55
                                                                     ===========      ===========      ===========      ===========

Average Diluted Common Shares Outstanding                                498,500          498,500          502,500          492,500
                                                                     ===========      ===========      ===========      ===========

                                MASCO CORPORATION
                        BUSINESS AND FINANCIAL HIGHLIGHTS


The Company reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. See the attached tables for supplemental financial data and the corresponding reconciliations to GAAP financial measures for the three months ended June 30, 2003 and June 30, 2002, as well as for the year 2002. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.



SECOND QUARTER 2003

- Net sales, aided by acquisitions, were a record $2.8 billion, increasing 20 percent over 2002 second quarter sales, with North American sales increasing 15 percent and International sales increasing 54 percent. Stronger sales to non-retail customers, sales of acquired companies (particularly Service Partners in our Installation Group and Hansgrohe AG in our International Plumbing Products Group) and the favorable impact of foreign currencies more than offset slower sales growth with certain of the Company's retail customers.

- Excluding acquisitions and divestitures, second quarter 2003 consolidated net sales increased seven percent compared with second quarter 2002 sales; North American sales increased five percent and International sales increased 18 percent. In local currencies, International sales decreased one percent compared with 2002.

- Given the second quarter economic challenges, including adverse weather conditions in certain markets and higher energy costs reducing consumer disposable income, the Company is pleased with it's internal sales growth rate of seven percent during the quarter. This rate of organic growth (which includes the benefit of higher foreign currencies) compares favorably with most of our peer group.

                                MASCO CORPORATION
                        BUSINESS AND FINANCIAL HIGHLIGHTS

SECOND QUARTER 2003 (CONTINUED)

- The Company reported net income of $229.6 million or $.46 per common share (both records for any quarter in the Company's history), modestly above the Company's previous earnings guidance range of $.43 to $.45 per common share.

- In the second quarter of 2003, the Company recorded a non-cash pre-tax charge which reduced operating profit by approximately $23 million ($.03 per common share, after tax) with respect to a European business unit in the Decorative Architectural Products segment. The charge resulted from business system failures at the unit during efforts to convert to a new business system in 2001 and 2002, and the unit management's inadequate response to the problem. The failures primarily impacted the accurate recognition of cost of sales for the operation's more than 20,000 SKU's of product manufactured and supplied by its subsidiaries and third parties in Asia, with a corresponding misstatement of certain balance sheet accounts. The Company has implemented corrective action to prevent this situation from occurring at the unit in the future, including replacement of members of the unit's senior management. While this unit remains profitable, nevertheless the Company is continuing to analyze the business unit's profitability and cash flow prospects and to determine if any impairment of assets exists, including a portion of the goodwill.

- The second quarter earnings charge of $.03 per common share, as mentioned above, was partially offset by net gains of $.02 per common share from the sale of marketable securities and other investments.

- Key retailer sales growth in the second quarter of 2003 increased six percent, compared with a four percent increase in the first quarter of 2003. Combined sales to Home Depot, Lowe's and Wal-Mart increased by approximately six percent in the 2003 second quarter compared with a three percent increase in the first quarter of 2003 and an 11 percent increase in the 2002 second quarter.

                                MASCO CORPORATION
                        BUSINESS AND FINANCIAL HIGHLIGHTS

SECOND QUARTER 2003 (CONTINUED)

- Sales by segment in the 2003 second quarter versus the 2002 second quarter were:

     -   Cabinets and Related Products sales were up nine percent;

     -   Plumbing Products sales were up 31 percent;

     -   Installation and Other Services sales were up 47 percent;

     -   Decorative Architectural Products sales were up seven percent; and

     -   Other Specialty Products sales increased 14 percent.

Particularly strong product sales in the quarter included assembled cabinets at retail, installed sales of non-insulation products, paints and stains and vinyl windows.

-    Gross margins were 30.6 percent in the 2003 second quarter compared with
     33.0 percent in 2002.

- Operating profit margins decreased to 14.0 percent compared with 17.1 percent in the second quarter of 2002.

- Excluding the pre-tax charge related to a European business unit, gross margins would have been 31.4 percent and operating profit margins would have been 14.8 percent.

                                MASCO CORPORATION
                        BUSINESS AND FINANCIAL HIGHLIGHTS

SECOND QUARTER 2003 (CONTINUED)

- Second quarter 2003 gross margins and operating margins were adversely affected by:

     -   Increased energy, insurance and pension costs;

     -   Higher promotion and display costs;

     -   Weather conditions in certain markets;

     - Higher foreign currencies resulting in increased international sales which have lower margins;

     - Product mix and relatively higher sales in product segments with somewhat lower margins; and

     -   Recently acquired companies with lower operating margins.

- SG&A expense as a percent of sales was 16.7 percent compared with 16.0 percent in the 2002 second quarter, reflecting increased promotional selling expenses and increased pension and insurance costs.

- General corporate expense was 1.0 percent of sales in the second quarter of both 2003 and 2002.

- Inventory days were 58 days at June 30, 2003 compared with 60 days at June 30, 2002.

- Accounts receivable days at the end of the second quarter were 53 days compared with 57 days a year ago.

- Accounts payable days at the end of the second quarter improved to 32 days from 26 days a year ago, as we continue to negotiate more favorable supplier terms.

- Working capital at June 30, 2003 (defined as accounts receivable and inventories less accounts payable) improved to 22.0 percent of the last twelve months of sales from 23.4 percent a year earlier.

                                MASCO CORPORATION
                        BUSINESS AND FINANCIAL HIGHLIGHTS

SECOND QUARTER 2003 (CONTINUED)

- For the twelve months ended June 30, 2003, operating profit return on net operating assets, (as reconciled) declined to 16.9 percent for the 2003 second quarter compared with 17.6 percent for the comparable period through June 30, 2002, reflecting acquisitions in the second half of 2002.

- For the twelve months ended June 30, 2003, return on invested capital (as reconciled) increased to 11.1 percent compared to 10.8 percent for the comparable period through June 30, 2002.

- The Company's tax rate was 34.8 percent in the second quarter of 2003 compared with 34.0 percent for the comparable period of the prior year. The rate increase is principally the result of recent acquisitions increasing the proportion of domestic income, which is generally taxed at higher rates than foreign income. The Company anticipates that its tax rate for all of 2003 will approximate 35 percent.

- At the end of the quarter, the Company had a strong balance sheet, with approximately $1.1 billion in cash and marketable securities and $2 billion in unused bank lines.

- Debt as a percent of total capitalization was 47 percent at both June 30, 2003 and March 31, 2003.

- The Company repurchased approximately nine million common shares during the second quarter of 2003. Through June 30, approximately 23 million shares have been repurchased in 2003, including approximately 2 million shares for long-term incentive compensation plans. The Company currently has approximately 28 million shares remaining under its share repurchase authorization.

- The Company announced its Board of Directors' intent to increase the quarterly dividend in the fourth quarter by 14 percent (a larger percentage increase than in recent years) from $.14 to $.16 per common share. The new quarterly dividend reflects the Company's favorable long-term outlook, strong balance sheet and cash flow and recent tax law changes, and would make this the 45th consecutive year in which dividends have been increased.

- As previously announced, beginning January 1, 2003, the Company began expensing stock options on a prospective basis.

                                MASCO CORPORATION
                        BUSINESS AND FINANCIAL HIGHLIGHTS

SECOND QUARTER 2003 (CONCLUDED)

- The weighted average diluted shares outstanding for the quarter were 498.5 million (519.6 million for the quarter ended March 31, 2003). Average diluted shares outstanding at the end of the quarter, taking into account the reduction for shares repurchased and not included as a reduction in the quarter would have been approximately 494 million. Contingently issuable shares, related to share price guarantees, utilized in the calculation of earnings per common share in the second quarter were based on a quarter-end average share price of $24.19. Such contingently issuable shares declined from 19.6 million shares at March 31, 2003 to 7.8 million shares at June 30, 2003.

- During the quarter, the Company completed the sale of its 42 percent equity interest in Emco Limited for cash proceeds of approximately $75 million. The sale resulted in a pre-tax gain of $4.8 million.

- In early July, the Company announced that it had signed a letter of intent providing for the purchase by The Black & Decker Corporation of Masco's Baldwin Hardware and Weiser Lock businesses. Baldwin and Weiser had combined 2002 net sales of approximately $250 million. The transaction is expected to close late in 2003 and is subject to final negotiation of a definitive purchase agreement, necessary regulatory clearances and approval from the Boards of Directors of both Companies. The Company expects to realize a gain on this transaction.

FULL-YEAR OUTLOOK

- The Company currently expects the second half of 2003 to be even stronger than the first half. If present positive sales and economic trends continue, the Company believes that third quarter earnings per common share should approximate a record $.48 to $.51 and continues to expect to achieve record sales and earnings for 2003 with full-year earnings in a range of $1.68 to $1.72 per common share, modestly higher than the Company's previous guidance.


Statements contained herein may include certain forward-looking statements regarding Masco's future sales, earnings growth potential and other developments. Actual results may vary materially because of external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. Additional information about our products, markets and conditions, which could affect our future performance, is contained in the Company's filings with the Securities and Exchange Commission and is available on Masco's website at www.masco.com.

                      MASCO CORPORATION - 2ND QUARTER 2003

 Page
 ----

   1    Condensed Statement of Income - 2003 & 2002 Quarters

   2    Sales by Segment and Geographic Area - 2nd Quarter 2003 & 2002

   3    2003 Quarterly Segment Data

   4    2002 Quarterly Segment Data

   5    Other Income (Expense), Net

   6    Condensed Statement of Income - Three Months Ended June 30, 2003 & 2002

   7    Condensed Statement of Income - Six Months Ended June 30, 2003 & 2002

   8    Condensed Consolidated Balance Sheet

        GAAP Reconciliations:

   9    Sales Growth Excluding Acquisitions, Divestitures & International Currency

   10   Operating Profit, Net Income and E.P.S. for the Year Ended December 31, 2002

   11   Net Operating Profit and Shareholders' Equity

                                MASCO CORPORATION
                          CONDENSED STATEMENT OF INCOME
                           2003 AND 2002 - BY QUARTER
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                   2003                                         2002
                                       ------------------------    -------------------------------------------------------------
                                          QTR. 2         QTR. 1        YEAR         QTR. 4       QTR. 3     QTR. 2       QTR. 1
                                       ----------    ----------    ----------    ----------   ----------  ----------  ----------
Net  Sales:
  - North America                      $2,261,510    $1,993,000    $7,956,700    $2,074,700   $2,114,000  $1,973,000  $1,795,000
  - International                         526,140       505,300     1,462,700       412,700      404,000     341,000     305,000
                                       ----------    ----------    ----------    ----------   ----------  ----------  ----------
  - Consolidated                        2,787,650     2,498,300     9,419,400     2,487,400    2,518,000   2,314,000   2,100,000

Cost of Sales                           1,934,360     1,744,540     6,450,590     1,729,850    1,717,040   1,549,650   1,454,050
                                       ----------    ----------    ----------    ----------   ----------  ----------  ----------
Gross Profit                              853,290       753,760     2,968,810       757,550      800,960     764,350     645,950
    (Gross Margin)                           30.6%         30.2%         31.5%         30.5%        31.8%       33.0%       30.8%

S,G&A  Expense (before
  GCE, Litigation
 (Income) Charge & Benefit
 (Income) Expense)                        440,280       403,380     1,408,540       377,480      354,460     345,250     331,350
    (S,G&A Expense as a % of Sales)          15.8%         16.1%         15.0%         15.2%        14.1%       14.9%       15.8%

Operating Profit (before
  GCE, Litigation
 (Income) Charge & Benefit
 (Income) Expense)                        413,010       350,380     1,560,270       380,070      446,500     419,100     314,600
    (Operating Margin)                       14.8%         14.0%         16.6%         15.3%        17.7%       18.1%       15.0%
  - North America                         379,120       283,560     1,361,270       321,570      390,300     372,700     276,700
    (Margin)                                 16.8%         14.2%         17.1%         15.5%        18.5%       18.9%       15.4%
  - International                          33,890        66,820       199,000        58,500       56,200      46,400      37,900
    (Margin)                                  6.4%         13.2%         13.6%         14.2%        13.9%       13.6%       12.4%

General Corporate Expense (GCE)            29,000        28,000        98,000        25,000       25,000      24,000      24,000

S,G&A  Expense as a % of Sales
(including GCE and Benefit
  (Income) Expense)                          16.7%         18.1%         16.0%         16.2%        15.1%       16.0%       16.9%

(Income) Charge Regarding
  Litigation Settlement, Net                  -         (13,520)      146,800       (19,200)     166,000         -           -

Accelerated Benefit (Income) Expense       (5,000)       21,000           -             -            -           -           -

Reversal of Charge for the Planned
  Disposition of a Business                   -             -         (15,630)      (15,630)         -           -           -
                                       ----------    ----------    ----------    ----------   ----------  ----------  ----------
Operating Profit per F/S               $  389,010    $  314,900    $1,331,100    $  389,900   $  255,500  $  395,100  $  290,600
                                       ==========    ==========    ==========    ==========   ==========  ==========  ==========

Earnings per Common Share (Diluted):

  Income Before Cumulative Effect of
     Accounting Change, Net            $     0.46    $     0.32    $     1.33    $     0.37   $     0.24  $     0.43  $     0.31

  Cumulative Effect of Accounting
     Change, Net                              -             -           (0.18)          -            -           -         (0.19)
                                       ----------    ----------    ----------    ----------   ----------  ----------  ----------
  Net Income                           $     0.46    $     0.32    $     1.15    $     0.37   $     0.24  $     0.43  $     0.12
                                       ==========    ==========    ==========    ==========   ==========  ==========  ==========

NOTES:

- In the second quarter of 2003, the Company recorded a non-cash pre-tax charge of approximately $23 million ($.03 per common share, after tax) related to a business system failure at a European business unit in the Decorative Architectural Products segment. The charge resulted from system failures at the unit and the unit managements' inadequate response to these failures during efforts to convert to a new business system in 2001 and 2002. The failures primarily impacted accurate recognition of cost of sales associated with over 20,000 sku's at the business unit with a corresponding misstatement of certain balance sheet accounts.

- Due to the unexpected passing of the Company's President and Chief Operating Officer, certain benefits were accelerated and expensed in the first quarter of 2003. A portion of the benefit liability (related to an investment in the Company's common stock) fluctuates based on the market price of Company common stock. In the second quarter of 2003, the Company recognized income relating to this liability as the obligation is marked to market, based on the Company's stock price, at the end of each reporting period.

- Data for 2002 exclude a first quarter, non-cash goodwill accounting change charge effective January 1, 2002 of $.19 per common share. In addition, per common share amounts for the four quarters do not total to the per common share amount for the year due to the timing of capital stock transactions and the effect of contingently issuable shares.

- Earnings per common share in the third quarter of 2002 include a $.20 charge for a litigation settlement.

- Earnings in the fourth quarter of 2002 include approximately $35 million of income related to insurance proceeds and the reversal of a charge related to the planned disposition of a business and approximately $36 million of charges related to non-operating asset impairments and realized losses on marketable securities.

- Excluding the effect of unusual items (principally the Behr litigation settlement charge, net and a non-cash accounting change charge related to goodwill impairment), net income for the year 2002 was $780 million or $1.52 per common share (see page 10 for the GAAP reconciliation).

                                MASCO CORPORATION
                      SALES BY SEGMENT AND GEOGRAPHIC AREA
                             2ND QUARTER 2003 & 2002
                                  (IN MILLIONS)



                                                                  2nd Quarter                      2nd Qtr '03
                                                         -----------------------------                  vs.
                                                             2003            2002                  2nd Qtr '02
                                                         -------------   -------------          ------------------
Cabinets & Related Products                                     $ 743           $ 682            +             9%

Plumbing Products                                                 666             509            +            31%

Installation & Other Services                                     585             398            +            47%

Decorative Architectural Products                                 469             440            +             7%

Other Specialty Products                                          325             285            +            14%

                                                         -------------   -------------
    Total                                                     $ 2,788         $ 2,314            +            20%
                                                         =============   =============


North America                                                 $ 2,262         $ 1,973            +            15%

International                                                     526             341            +            54%

                                                         -------------   -------------
    Total, as above                                           $ 2,788         $ 2,314            +            20%
                                                         =============   =============


NOTE:

- Excluding acquisitions and divestitures, consolidated net sales increased 7 percent, North American net sales increased 5 percent and International net sales increased eighteen percent. International sales in local currencies decreased 1 percent compared with the second quarter of 2002 (see page 9 for the GAAP reconciliation).

                                MASCO CORPORATION
                          QUARTERLY SEGMENT DATA - 2003
                                  (IN MILLIONS)

                                               Year             Qtr. 4           Qtr. 3           Qtr. 2             Qtr. 1
                                          ---------------   ---------------   --------------   --------------    ---------------
Net Sales:
   - Cabinets and Related Products                                                                     $ 743              $ 699
   - Plumbing Products                                                                                   666                613
   - Installation and Other Services                                                                     585                542
   - Decorative Architectural Products                                                                   469                360
   - Other Specialty Products                                                                            325                284
                                          ---------------   ---------------   --------------   --------------    ---------------
   - TOTAL                                                                                             2,788              2,498
                                          ===============   ===============   ==============   ==============    ===============

   - North America                                                                                     2,262              1,993
   - International, principally Europe                                                                   526                505
                                          ---------------   ---------------   --------------   --------------    ---------------
   - TOTAL, AS ABOVE                                                                                   2,788              2,498
                                          ===============   ===============   ==============   ==============    ===============

Operating Profit:
   - Cabinets and Related Products                                                                       113                 84
   - Plumbing Products                                                                                    93                 84
   - Installation and Other Services                                                                      88                 77
   - Decorative Architectural Products                                                                    62                 62
   - Other Specialty Products                                                                             57                 43
                                          ---------------   ---------------   --------------   --------------    ---------------
   - TOTAL                                                                                               413                350
                                          ===============   ===============   ==============   ==============    ===============

   - North America                                                                                       379                283
   - International, principally Europe                                                                    34                 67
                                          ---------------   ---------------   --------------   --------------    ---------------
   - TOTAL, AS ABOVE                                                                                     413                350
                                          ===============   ===============   ==============   ==============    ===============

General Corporate Expense (GCE)                                                                           29                 28

(Income) Related to Litigation
  Settlement, Net                                                                                          -                (14)

Accelerated Benefit (Income) Expense                                                                      (5)                21

                                          ---------------   ---------------   --------------   --------------    ---------------
Operating Profit (after GCE
  and Adjustments)                                                                                       389                315

Other Income (Expense), Net                                                                              (34)               (55)

                                          ---------------   ---------------   --------------   --------------    ---------------
Income Before Tax and Minority Interest                                                                $ 355              $ 260
                                          ===============   ===============   ==============   ==============    ===============

Margins:
   - Cabinets and Related Products                                                                      15.2%              12.0%
   - Plumbing Products                                                                                  14.0%              13.7%
   - Installation and Other Services                                                                    15.0%              14.2%
   - Decorative Architectural Products                                                                  13.2%              17.2%
   - Other Specialty Products                                                                           17.5%              15.1%
   - TOTAL                                                                                              14.8%              14.0%

   - North America                                                                                      16.8%              14.2%
   - International, principally Europe                                                                   6.5%              13.3%
   - TOTAL, AS ABOVE                                                                                    14.8%              14.0%




NOTES:

- Operating profit margins above are before general corporate expense, income related to a litigation settlement (which relates to the Decorative Architectural Products segment) and accelerated benefit (income) expense.

- In the second quarter of 2003, the Company recorded a non-cash pre-tax charge of approximately $23 million ($.03 per common share, after tax) related to a business system failure at a European business unit in the Decorative Architectural Products segment.

- Due to the unexpected passing of the Company's President and Chief Operating Officer, certain benefits were accelerated and expensed in the first quarter of 2003. In the second quarter of 2003, the Company recognized income relating to this liability as the obligation is marked to market, based on the Company's stock price, at the end of each reporting period.

                                MASCO CORPORATION
                          QUARTERLY SEGMENT DATA - 2002
                                  (IN MILLIONS)


                                                             Year          Qtr. 4       Qtr. 3        Qtr. 2        Qtr. 1
                                                           -------       -------       -------       -------       -------
Net Sales:
    - Cabinets and Related Products                        $ 2,798       $   722       $   738       $   682       $   656
    - Plumbing Products                                      2,031           523           535           509           464
    - Installation and Other Services                        1,845           568           489           398           390
    - Decorative Architectural Products                      1,599           361           439           440           359
    - Other Specialty Products                               1,146           313           317           285           231
                                                           -------       -------       -------       -------       -------
    - TOTAL                                                  9,419         2,487         2,518         2,314         2,100
                                                           =======       =======       =======       =======       =======

    - North America                                          7,956         2,074         2,114         1,973         1,795
    - International, principally Europe                      1,463           413           404           341           305
                                                           -------       -------       -------       -------       -------
    - TOTAL, AS ABOVE                                        9,419         2,487         2,518         2,314         2,100
                                                           =======       =======       =======       =======       =======

Operating Profit:
    - Cabinets and Related Products                            379            98           114           100            67
    - Plumbing Products                                        334            92            83            87            72
    - Installation and Other Services                          304            87            82            71            64
    - Decorative Architectural Products                        338            63            97           105            73
    - Other Specialty Products                                 221            56            70            56            39
                                                           -------       -------       -------       -------       -------
    - TOTAL                                                  1,576           396           446           419           315
                                                           =======       =======       =======       =======       =======

    - North America                                          1,377           337           390           373           277
    - International, principally Europe                        199            59            56            46            38
                                                           -------       -------       -------       -------       -------
    - TOTAL, AS ABOVE                                        1,576           396           446           419           315
                                                           =======       =======       =======       =======       =======

General Corporate Expense (GCE)                                 98            25            25            24            24

(Income) Expense Related to Litigation Settlement, Net         147           (19)          166           -             -

Operating Profit (after GCE and Litigation
    (Income) Expense)                                      -------       -------       -------       -------       -------
                                                             1,331           390           255           395           291

Other Income (Expense), Net                                   (300)          (91)          (76)          (70)          (63)

                                                           -------       -------       -------       -------       -------
Income Before Tax and Accounting Change, Net               $ 1,031       $   299       $   179       $   325       $   228
                                                           =======       =======       =======       =======       =======

Margins:
    - Cabinets and Related Products                           13.5%         13.6%         15.4%         14.7%         10.2%
    - Plumbing Products                                       16.4%         17.6%         15.5%         17.1%         15.5%
    - Installation and Other Services                         16.5%         15.3%         16.8%         17.8%         16.4%
    - Decorative Architectural Products                       21.1%         17.5%         22.1%         23.9%         20.3%
    - Other Specialty Products                                19.3%         17.9%         22.1%         19.6%         16.9%
    - TOTAL                                                   16.7%         15.9%         17.7%         18.1%         15.0%

    - North America                                           17.3%         16.2%         18.4%         18.9%         15.4%
    - International, principally Europe                       13.6%         14.3%         13.9%         13.5%         12.5%
    - TOTAL, AS ABOVE                                         16.7%         15.9%         17.7%         18.1%         15.0%


NOTES:

- Operating profit margins above are before general corporate expense and a charge (income) for litigation settlement, net, which relates to the Decorative Architectural Products segment.

- Included in operating profit of the Plumbing Products segment for the fourth quarter and year is $15.6 million of income related to the reversal of a charge for the planned disposition of a business.

                                MASCO CORPORATION
                           OTHER INCOME (EXPENSE), NET
                             2003 AND 2002 QUARTERS
                                  (IN MILLIONS)



                                               2003                                                  2002
                        ------------------------------------------------     ---------------------------------------------------
                         YEAR     QTR. 4     QTR. 3   QTR. 2      QTR. 1       YEAR        QTR. 4     QTR. 3    QTR. 2    QTR. 1
                        -------   -------   -------  -------     -------     --------     -------    -------   -------   -------
Interest Expense                                     $ (67.5)    $ (67.6)    $ (236.9)    $ (66.6)   $ (61.0)  $ (54.2)  $ (55.1)

Impairment Charge for
Long-Term Investments                                      -           -        (24.1)      (24.1)         -         -         -

Income from Cash and
Cash Investments                                         2.4         2.5          7.9         3.9        2.1       1.1       0.8

Other Interest Income                                    1.1         1.9          6.1         2.7        1.9       0.6       0.9

Equity Earnings, Net                                       -         0.5         14.2         1.2        5.7       5.4       1.9

Other, Net (A)                                          30.4         7.7        (67.3)       (7.5)     (25.0)    (23.3)    (11.5)
                        -------   -------   -------  -------     -------     --------     -------    -------   -------   -------
Total Other Income
(Expense), Net                                       $ (33.6)    $ (55.0)    $ (300.1)    $ (90.4)   $ (76.3)  $ (70.4)  $ (63.0)
                        =======   =======   =======  =======     =======     ========     =======    =======   =======   =======


NOTE:

(A) Other, net for the quarter ended June 30, 2003 includes net realized gains on the sale of marketable securities of $8.7 million, net gains from other investments of $4.3 million and gain from the sale of an equity investment of $4.8 million. Other, net also includes dividend income of $6.1 million.

                               MASCO CORPORATION
                         CONDENSED STATEMENT OF INCOME
               FOR THE THREE MONTHS ENDED JUNE 30, 2003 AND 2002
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                           As a Percent of Sales
                                                                  %    Three Months Ended June 30       Three Months Ended June 30
                                                                       ---------------------------      --------------------------
Line                                                           Change      2003           2002              2003           2002
----                                                           ------  -----------     -----------      -----------    -----------
  1  Net Sales                                                  20%    $ 2,787,650     $ 2,314,000         100.0%         100.0%

  2  Cost of Sales                                              25%      1,934,360       1,549,650          69.4%          67.0%
                                                                       -----------     -----------      -----------    -----------
  3  Gross Profit                                               12%        853,290         764,350          30.6%          33.0%
                                                                       -----------     -----------      -----------    -----------

     Operating Profit (A):

  4   - Before GCE, Benefit (Income) (3-8)                      -1%        413,010         419,100          14.8%          18.1%

  5   - After GCE, Benefit (Income) (3-9)                       -2%        389,010         395,100          14.0%          17.1%

     S,G&A Expense:

  6   - General Corporate Expense (GCE)                         21%         29,000          24,000           1.0%           1.0%

  7   - Accelerated Benefit (Income) (C)                                    (5,000)              -          -0.2%

  8   - All Other                                               28%        440,280         345,250          15.8%          14.9%
                                                                       -----------     -----------      -----------    -----------
  9   - Total S,G&A Expense                                     26%        464,280         369,250          16.7%          16.0%
                                                                       -----------     -----------      -----------    -----------

 10  Other Income (Expense), Net                               -52%        (33,620)        (70,400)         -1.2%          -3.0%

 11  Income Before Income Taxes and Minority Interest (5-10)     9%        355,390         324,700          12.7%          14.0%

 12  Income Taxes                                               12%        123,700         110,400           4.4%           4.8%
      (Tax Rate)                                                              34.8%           34.0%
                                                                       -----------     -----------      -----------    -----------
 13  Income Before Minority Interest                             8%        231,690         214,300           8.3%           9.3%

 14  Minority Interest (B)                                                  (2,140)              -          -0.1%

                                                                       -----------     -----------      -----------    -----------
 15  Net Income                                                  7%    $   229,550     $   214,300           8.2%           9.3%
                                                                       ===========     ===========      ===========    ===========

     Earnings Per Common Share (Diluted)                         7%    $      0.46     $      0.43
                                                                       ===========     ===========

     Average (Diluted) Common Shares                             0%        498,500         498,500


NOTES:

(A) In the second quarter of 2003, the Company recorded a non-cash pre-tax charge of approximately $23 million ($.03 per common share, after tax) related to a business system failure at a European business unit in the Decorative Architectural Products segment.

(B) The Company owns 64% of Hansgrohe AG; this line is the reduction of income to reflect the minority interest.

(C) Due to the unexpected passing of the Company's President and Chief Operating Officer, certain benefits were accelerated and expensed in the first quarter of 2003. In the second quarter of 2003, the Company recognized income relating to this liability as the obligation is marked to market, based on the Company's stock price, at the end of each reporting period.

                                MASCO CORPORATION
                          CONDENSED STATEMENT OF INCOME
                 FOR THE SIX MONTHS ENDED JUNE 30, 2003 AND 2002
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                           As a Percent of Sales
                                                                  %     Six Months Ended June 30         Six Months Ended June 30
                                                                       ---------------------------      --------------------------
Line                                                           Change      2003           2002              2003           2002
----                                                           ------  -----------     -----------      -----------    -----------

  1  Net Sales                                                  20%    $ 5,285,950     $ 4,414,000         100.0%         100.0%

  2  Cost of Sales                                              22%      3,678,900       3,003,700          69.6%          68.0%

                                                                       -----------     -----------      -----------    -----------
  3  Gross Profit                                               14%      1,607,050       1,410,300          30.4%          32.0%
                                                                       -----------     -----------      -----------    -----------
     Operating Profit (A):

  4   - Before GCE, Litigation Income and Benefit
         Expense, Net (3-8)                                      4%        763,390         733,700          14.4%          16.6%

  5   - After GCE, Litigation Income and Benefit
         Expense, Net (3-9+10)                                   3%        703,910         685,700          13.3%          15.5%

     S,G&A Expense:

  6   - General Corporate Expense (GCE)                         19%         57,000          48,000           1.1%           1.1%

  7   - Accelerated Benefit Expense, Net (D)                                16,000              -            0.3%

  8   - All Other                                               25%        843,660         676,600          16.0%          15.3%
                                                                       -----------     -----------      -----------    -----------
  9   - Total S,G&A Expense                                     27%        916,660         724,600          17.3%          16.4%
                                                                       -----------     -----------      -----------    -----------

 10  (Income) Related to Litigation Settlement (B)                         (13,520)              -          -0.3%

 11  Other Income (Expense), Net                               -34%        (88,670)       (133,400)         -1.7%          -3.0%

 12  Income Before Income Taxes, Minority
      Interest and Cumulative Effect of Accounting
      Change, Net (5-11)                                        11%        615,240         552,300          11.6%          12.5%

 13  Income Taxes                                               14%        214,100         187,800           4.1%           4.3%
      (Tax Rate)                                                             34.8%           34.0%
                                                                       -----------     -----------      -----------    -----------
 14  Income Before Minority Interest and Cumulative
      Effect of Accounting Change, Net                          10%        401,140         364,500           7.6%           8.3%

 15  Minority Interest (C)                                                  (5,790)              -          -0.1%

 16  Cumulative Effect of Accounting Change, Net                                 -         (92,400)                        -2.1%
                                                                       -----------     -----------      -----------    -----------
 17  Net Income                                                 45%    $   395,350     $   272,100           7.5%           6.2%
                                                                       ===========     ===========      ===========    ===========

     Earnings Per Common Share (Diluted):

        Income Before Cumulative Effect of
         Accounting Change, Net                                        $      0.79     $      0.74

        Cumulative Effect of Accounting Change, Net                            -             (0.19)

                                                                       -----------     -----------
        Net Income                                                     $      0.79     $      0.55
                                                                       ===========     ===========

     Average (Diluted) Common Shares                             2%        502,500         492,500


NOTES:

(A) In the second quarter of 2003, the Company recorded a non-cash pre-tax charge of approximately $23 million ($.03 per common share, after tax) related to a business system failure at a European business unit in the Decorative Architectural Products segment.

(B) The first six months of 2003 includes $13.5 million of income related to insurance proceeds for a litigation settlement regarding the Company's subsidiary, Behr Process Corporation.

(C) The Company owns 64% of Hansgrohe AG; this line is the reduction of income to reflect the minority interest.

(D) Due to the unexpected passing of the Company's President and Chief Operating Officer, certain benefits were accelerated and expensed in the first quarter of 2003. In the second quarter of 2003, the Company recognized income relating to this liability as the obligation is marked to market, based on the Company's stock price, at the end of each reporting period.

                               MASCO CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                             June 30,                 December 31,                 June 30,
ASSETS                                                         2003                       2002                       2002
                                                       ----------------------    -----------------------     ----------------------

Current  Assets:

 Cash and Cash Investments                                      $    785,440                $ 1,066,570               $    628,750

 Receivables                                                       1,775,960                  1,546,360                  1,520,630

 Inventories                                                       1,161,850                  1,055,620                    989,130

 Prepaid Expenses and Other                                          263,130                    281,220                    176,100

                                                       ----------------------    -----------------------     ----------------------
  Total Current Assets                                             3,986,380                  3,949,770                  3,314,610

Equity Investments                                                         -                     67,810                     94,360

Property and Equipment, Net                                        2,424,600                  2,315,060                  2,096,200

Goodwill, Net                                                      4,507,530                  4,297,150                  3,426,590

Other Intangible Assets, Net                                         348,290                    353,870                    301,320

Other Noncurrent Assets                                            1,013,180                  1,066,770                  1,185,000

                                                       ----------------------    -----------------------     ----------------------
   Total Assets                                                 $ 12,279,980               $ 12,050,430               $ 10,418,080
                                                       ======================    =======================     ======================


LIABILITIES

Current Liabilities:

 Notes Payable                                                  $    809,050               $    321,180               $    134,510

 Accounts Payable                                                    676,520                    541,590                    469,130

 Accrued Liabilities                                               1,152,530                  1,069,680                    925,120

                                                       ----------------------    -----------------------     ----------------------
  Total Current Liabilities                                        2,638,100                  1,932,450                  1,528,760

Long-Term Debt                                                     3,816,730                  4,316,470                  3,635,480

Deferred Taxes and Other                                             517,540                    507,670                    172,060

                                                       ----------------------    -----------------------     ----------------------
  Total Liabilities                                                6,972,370                  6,756,590                  5,336,300


SHAREHOLDERS' EQUITY                                               5,307,610                  5,293,840                  5,081,780

                                                       ----------------------    -----------------------     ----------------------
   Total Liabilities and Shareholders' Equity                   $ 12,279,980               $ 12,050,430               $ 10,418,080
                                                       ======================    =======================     ======================

                                MASCO CORPORATION
                      GAAP RECONCILIATION OF SALES GROWTH
      EXCLUDING EFFECT OF ACQUISITIONS, DIVESTITURES & CURRENCY TRANSLATION
                                 (IN THOUSANDS)

                                                                                              Three Months Ended June 30,
                                                                                    ----------------------------------------------
                                                                                               2003                     2002
                                                                                    ---------------------    ---------------------

Consolidated Net Sales, as reported                                                          $ 2,787,650              $ 2,314,000

 - Acquisitions                                                                                 (333,900)                 (20,200)

 - Divestitures                                                                                      -                       (900)

                                                                                    ---------------------    ---------------------
Consolidated Net Sales (excl. acquisitions & divestitures)                                   $ 2,453,750              $ 2,292,900
                                                                                    =====================    =====================


North American Net Sales, as reported                                                        $ 2,261,510              $ 1,973,070

 - Acquisitions                                                                                 (189,600)                  (1,700)

 - Divestitures                                                                                        -                     (900)

                                                                                    ---------------------    ---------------------
North American Net Sales (excl. acquisitions & divestitures)                                 $ 2,071,910              $ 1,970,470
                                                                                    =====================    =====================


International Net Sales, as reported                                                         $   526,140              $   340,930

 - Acquisitions                                                                                 (144,300)                 (18,500)

 - Divestitures                                                                                        -                        -

                                                                                    ---------------------    ---------------------
International Net Sales (excl. acquisitions & divestitures)                                      381,840                  322,430

 - Currency Translation                                                                          (63,800)

                                                                                    ---------------------    ---------------------
Int'l Net Sales (excl. acquisitions, divestitures & currency)                                $   318,040              $   322,430
                                                                                    =====================    =====================

The Company presents information comparing results from one period to another excluding the results of businesses acquired or disposed of in order to assess the performance of the underlying businesses and to assess to what extent acquisitions are driving growth.

The Company also presents information comparing results of International operations from one period to another using constant exchange rates. To present this information, current period results for foreign entities are converted into U.S. dollars using the prior period's exchange rates, rather than exchange rates for the current year. The Company presents this information in order to assess how the underlying businesses performed before taking into account currency fluctuations.

                                MASCO CORPORATION
   GAAP RECONCILIATION OF OPERATING PROFIT, NET INCOME AND EARNINGS PER SHARE
                          YEAR ENDED DECEMBER 31, 2002
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                               OPERATING                   NET
                                                                          EPS                   PROFIT                   INCOME
                                                                  ---------------       ------------------      -------------------
As reported                                                               $ 1.15              $ 1,331,100                $ 589,700

Litigation Charge, Net                                                      0.18                  146,800                   92,300

Charge for Goodwill Impairment                                              0.18                                            92,400

(Income) From Planned Disposition of Business                              (0.02)                 (15,600)                  (9,800)

Impairment Charge for Non-Operating Assets                                  0.03                                            15,100

                                                                  ---------------       ------------------      -------------------
As reconciled                                                             $ 1.52              $ 1,462,300                $ 779,700
                                                                  ===============       ==================      ===================

                                MASCO CORPORATION
      GAAP RECONCILIATION OF NET OPERATING PROFIT AND SHAREHOLDERS' EQUITY
                                 (in thousands)



                                                                               LAST TWELVE MONTHS
                                                                     JUNE 30, 2003            JUNE 30, 2002
                                                                  ---------------------    --------------------

Net Operating Profit, as reported                                   $        1,349,310       $       1,240,580

Amortization of Goodwill                                                             -                  47,100
                                                                  ---------------------    --------------------

Net Operating Profit, Excluding Amortization of Goodwill                     1,349,310       $       1,287,680
                                                                                           ====================

(Income) From Planned Disposition of Business                                  (15,630)

Charge for Litigation Settlement, net                                          133,280
                                                                  ---------------------

Net Operating Profit, as reconciled                                 $        1,466,960
                                                                  =====================




                                                                     JUNE 30, 2003
                                                                  ---------------------

Shareholders' Equity, as reported                                   $        5,307,610

(Income) From Planned Disposition of Business (net of tax)                      (9,800)

Charge for Litigation Settlement, net (net of tax)                              83,500
                                                                  ---------------------
Shareholders' Equity, as reconciled                                 $        5,381,310
                                                                  =====================